November 17, 2006

Malcolm Skolnick

President & CEO

Cytogenix, Inc.

3100 Wilcrest Drive, Suite 140

Houston, Texas 77042

RE: Constructive Termination

Dear Malcolm:

This letter constitutes my resignation from Cytogenix as Chief Financial Officer and as a Director pursuant to Section 5 (f) (i) of my Employment Agreement dated January 1, 2005, for constructive termination.  Such section provides that a Constructive Termination means “any voluntary resignation of the Employee within twelve (12) months following: (i) A change in the Employee’s position with the Company without the Employee’s consent that materially reduces his level of authority, responsibilities and duties.”

Two weeks ago, on November 6, 2006, Malcolm Skolnick sent a memorandum notifying me that I was being “suspended’ with pay and commanding me to immediately vacate the Company’s premises. Return my office and building keys, and refrain from accessing the Company’s computer files or communicating with its employees, shareholders or other persons about the Company’s business. (The Memo is attached as Exhibit A).  Among other things, specifically preventing me from contacting any of the Company’s employees, directors, and shareholders, has resulted in me being unable to perform my job and duties as the Company’s Chief Financial Officer.  Furthermore, my “suspension” was completely unjustified and without substantiation.  Accordingly, due to my resignation because of Constructive Termination, I am entitled to certain salary continuation and other benefits as set forth in Section (b) of the Employment Agreement.  I expect that you will honor those obligations.

This decision to resign has been prompted as well by your efforts over the past two weeks to pressure or coerce me into signing the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2006, without providing me with appropriate access to resources and sufficient time to conduct the necessary work and research to be able to properly certify such financial statements.  The two day time period given to me in your letter dated November 16, 2006, to prepare, review and certify the financial statements and other disclosure required in the Company’s Form 10-Q is completely impracticable and impossible. Further, there are serious disclosure issues relating to the Company’s pending private placement offering, its status, and our suspension, that need to be fully disclosed in the Company’s Form 10-Q, as well as appropriate Communication with prospective investors. On advice of counsel, it is clear that my ability to meet my obligations under the Sabanes Oxley Act would be severely compromised if I were to certify the Company’s 10-Q under these circumstances.

If you have any questions, please give me a call.

Very truly yours,
/s/ Lawrence Wunderlich Lawrence Wunderlich

MEMORANDUM

To:

Frank Vazquez

Lawrence Wunderlich

FR:

Malcolm Skolnick /s/ MS

DA:

November 6, 2006

RE:

Meeting of the Board of Directors and Other Matters

There is a scheduled meeting of the CytoGenix Board of Directors on Tuesday, November 7, 2006 at 6:00 PM CST to be conducted via telephone conference.  The call-in number is 1 (800) 708-4541.  The pass code is 8344695#.

This will provide notice that, with receipt of this memorandum, you are hereby suspended with pay.  During this suspension you will:

1.

Immediately vacate the CytoGenix work site removing no CytoGenix documents, files whether hard copy or digital or other property.

2.

You will refrain from communicating with CytoGenix employees, shareholders or other persons to discuss any aspect of CytoGenix business, policies, procedures, plans or activities;

3.

You will refrain from accessing CytoGenix computer files including emails from remote locations; and

4.

Upon leaving today, return your keys to the building, your offices and to other offices in our space.

Any violation of these directives will be considered Gross Misconduct.

Cc:

Frank Vazquez personnel file

Lawrence Wunderlich personnel file